     1

                                ---------------

                           PROXY STATEMENT SUPPLEMENT
                     (TO PROXY STATEMENT SUPPLEMENT OF THE
                    COMMITTEE TO RESTORE VALUE AT SALLIE MAE
                              DATED JULY 10, 1997)

                                ---------------

                        RELATING TO THE COMMON STOCK OF

                            SLM HOLDING CORPORATION
                            (THE "HOLDING COMPANY")

          The following legend is required by the Privatization Act in connection with the offering of securities by the Holding Company, including the Holding Company Common Stock:

     OBLIGATIONS OF THE HOLDING COMPANY AND ANY SUBSIDIARY OF THE HOLDING COMPANY ARE NOT GUARANTEED BY THE FULL FAITH AND CREDIT OF THE UNITED STATES AND NEITHER THE HOLDING COMPANY NOR ANY SUBSIDIARY OF THE HOLDING COMPANY IS A GOVERNMENT-SPONSORED ENTERPRISE (OTHER THAN SALLIE MAE) OR AN INSTRUMENTALITY OF THE UNITED STATES.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ---------------

     THE DATE OF THIS PROXY STATEMENT/PROSPECTUS SUPPLEMENT IS JULY 17, 1997

                               TABLE OF CONTENTS

                                                                  Page
     Investor Presentation   . . . . . . . . . . . . . . .           1

                        Sallie Mae Investor Presentation

                    Committee to Restore Value at Sallie Mae

                                   July, 1997

Sallie Mae Vote
-------------------------------------------------------------------------------

-       Leadership
-       Experience
-       Business Plans
-       Share Price Growth

A Clear Choice
-------------------------------------------------------------------------------

                                                                    CRV                 Their Slate
                                                                    ---                 -----------
 Sallie Mae Experience                                               X

 Experienced and diverse board membership                            X

 Focused business plan on shareholder value                          X

 Conflicts of interest                                                                       X

 Share ownership                                                  134,974                  6,321

 Current board members                                               9                       5

Proven Leadership
-------------------------------------------------------------------------------

Current Board Members                                New Nominees
---------------------                                ------------

Albert L. Lord                                       Edward A. Fox

Ronald F. Hunt                                       Thomas J. Fitzpatrick

James E. Brandon                                     Ann Torre Grant

Charles Daley                                        Marie V. McDemmond

Diane Gilleland                                      Barry W. Munitz

Benjamin J. Lambert III                              Wolfgang Schoelkopf

A. Alex Porter

Steven L. Shapiro

Randolph Hearst Waterfield

The CRV Slate -- New Nominees
-------------------------------------------------------------------------------

Edward A. Fox                                        CEO Sallie Mae 1973-1990,
                                                     Dean Amos Tuck School 1990-1994

Thomas J. Fitzpatrick                                CEO Equity One
                                                     Former Vice Chairman, Commercial Credit

Ann Torre Grant                                      CFO, NHP Incorporated
                                                     Former Treasurer, USAir

Marie V. McDemmond                                   President, Norfolk State University

Barry A. Munitz                                      Chancellor and CEO
                                                     The California State University System

Wolfgang Schoelkopf                                  Former Vice Chairman, First Fidelity
                                                     Former EVP, Chase

Sallie Mae Vote
-------------------------------------------------------------------------------

                                 Business Plans

CRV Business Plan
-------------------------------------------------------------------------------

-        Student Loan Market Today

-        Sallie Mae's Market Position

-        CRV's Business Plan

-        Management's Business Plan

Student Loan Market Today
-------------------------------------------------------------------------------

-        Growth business:
         --       $30 billion in originations
         --       Growing at 8% per year
-        Profitable business:
         --       1% after tax returns
         --       High leverage
-        Competition:
         --       Government
         --       Banks
         --       Non Profits
-        Sallie Mae -- Dominant:
         --       Origination services
         --       Servicing quality
         --       Brand recognition

Sallie Mae Delivers the Product
-------------------------------------------------------------------------------

       Schools                       Sallie Mae                            Bank Partner
       -------                       ----------                            ------------
   Choice based on            Pays Premium for the Loan            Receives Premium for the Loan
   Service Quality

                               Application processing                 Holds loans before sale

                                   Loan counseling

                                   Great RewardSS

                              Electronic Funds Transfer

                              Direct information links

                             Private Loans originations

                             Deferred repayment options

   [Graphic:  Arrows pointing from right to left showing flow of loan process]

Cost of Acquisition
-------------------------------------------------------------------------------

                      SALLIE MAE LOAN ACQUISITION COSTS

                       AVERAGE CASH COST OF ACQUISITION


YEAR
1991            0.71%
1992            1.15
1993            1.14
1994            1.51%          2.10%*
1995            1.81
1996            2.03%

   * Represents effect of amount paid to acquire exclusive rights to Chase Manhattan's student loan franchise for a six year term.

Origination vs. Purchase
-------------------------------------------------------------------------------

An originated loan is 40 percent more valuable than a loan acquired in the secondary market.

                                    Originated Loan                       Secondary Market
                                    ---------------                       ----------------
  Cost of acquisition                    0.50%                                  2.00%


     Average Life                       8 Years                                6 Years

     Present Value                       7.40%                                  5.15%

Former Partners
-------------------------------------------------------------------------------
Lydia Marshall May 2, 1997:
      "In the event that our lenders begin to compete with us by leaving our ExportSS, PortSS or TransportSS, we would of course move to originate ourselves"

                                         Amount                              Sale Premium
                                         ------                              ------------
PNC Bank                              $1.0 billion                          greater than 5%


Great Western                         $370 million                                6%

First Union                           $ 50 million                          greater than 5%

Money Store                           $300 million                               6.5%

Fleet                                 $350 million                               5.5%

        From a letter to David Drake, Assistant Director of Research,
                      Institutional Shareholder Services

Evolution of Sallie Mae
-------------------------------------------------------------------------------

1973           _        Warehouse lending of loan portfolios                        [This column
                                                                                        shows
1975           _        Secondary market portfolio purchases                        increasingly
                                                                                    larger dollar
1980           _        In house servicing operations                               signs, with a
                                                                                    bag of money
1986           _        Origination services for schools/lenders --                 in the bottom
                        ExportSS                                                        row.]
1994           _        Acquisition of loan originator

1995           _        Securitization

 ?             _        Origination of loans

Management's Business Plan
-------------------------------------------------------------------------------

An analysis of the management business plan reveals real risk and lower expectations:

Management's 2001 EPS Projection                                       $14.30

New businesses                                                          (1.45)

Earnings from $14 billion GSE investment portfolio                      (0.90)

Impact of today's loan prices                                           (2.00)
                                                                       -------

A different view                                                       $ 9.95

Management's New Businesses
-------------------------------------------------------------------------------

Management plan -- $78 million in unidentified new businesses

Recent experience:

-        CyberMark:  $40 million cost

-        HICA insurance:  $20 million reserve for losses in QIV 1996

-        Education Securities Inc.:  Losses each year

-        Software development venture:  Lost $1.7 million in 1996

CRV's Conservative Business Plan
-------------------------------------------------------------------------------


-        Reduce loan acquisition costs by 50 percent
         --       Get 900 bank "customers" to compete for Sallie Mae services
         --       Intensify school focused marketing effort
         --       Originate loans

-        Third party servicing
         --       6 million unused capacity
         --       $25 million net revenue per million units serviced

-        Cut operating expenses
         --       $50 million reduction in overhead
         --       Increase sales staff

-        Financial management
         --       Shrink the balance sheet
         --       Return capital to shareholders

The Art of the Very Possible -- The CRV Plan
-------------------------------------------------------------------------------

                               1997         1998         1999         2000        2001         2002
                            ------------------------------------------------------------------------
Loan acquisitions              $10.0       $11.0        $12.5        $14.0        $15.5        $17.0
Loans securitized                9.0        12.5         16.0         20.0         21.0         20.0

Core net income                  506        565          629          684          701          725
EPS                              9.75       12.07        14.63        17.31        19.28        21.47

Shares                           48         44           41           37           34           32

Balance sheet                    38         32           24           15            8            5
Servicing portfolio              14         25           38           54           58           80

CRV Business Plan Revenue
-------------------------------------------------------------------------------

              1997         1998          1999         2000         2001          2002         2003

Servicing
  Revenue    $140         $26           $428          $62         $822          $900          $107

Gain on
  Sale        198          28            368           47          504           490            50

Interest
  Income      564          45            346           20           54            50             5

                [Area chart showing each component of revenue]

CRV Business Plan
-------------------------------------------------------------------------------

                                    APPENDIX

The Case for Securitization
-------------------------------------------------------------------------------
Securitizing the loan portfolios makes economic sense even without the offset fee:

                                              Balance Sheet                     Securitized
                                              -------------                     -----------
Loan yield after servicing                         1.40%                            1.40%
Cost of funds                                      0.30%                            0.70%
                                                   -----                            -----

                                                   1.10%                            0.70%


Taxes                                              0.39%                            0.25%
                                                   -----                            -----
Return on assets                                   0.72%                            0.46%
                                                   =====                            =====


Capital required                                   2.10%                            0.30%

Return on equity                                    34%                              152%
                                                    ---                              ----

Securitization's Impact on Earnings
-------------------------------------------------------------------------------

The purchase prices paid today have been muted in the gain on sale because of the older loans being securitized. The impact of today's prices will be felt soon.

                                                            Today's         Today's       Tomorrow's
                                                          Accounting       Purchases       Purchases
                                                          ----------       ---------       ---------
Gross gain on sale                                            3.20%           3.20%          3.20%
Write off of premium                                         -1.00%          -1.75%            ?
                                                             ------          ------
Gain on sale                                                  2.20%           1.45%            ?
                                                             ======          ======

Servicing and securitization revenue                          1.35%           1.35%           1.35%

The control of acquisition costs is the key to earnings growth -- The CRV's plan is focused on control of costs.

Forward Looking Statements
-------------------------------------------------------------------------------

The presentation contains certain forward-looking statements and information relating to the Company that are based on the beliefs of the members of the CRV as well as on assumptions made by and information currently available to the CRV. Estimates of future performance are based on the CRV's business plan and reflect the CRV's assessment of probable results of operations, given certain assumptions which the CRV believes are reasonable and conservative. Actual results may vary, perhaps materially, based on a variety of factors, including without limitation legislative changes in the FFELP and FDSLP, changes in the asset-backed and equity security trading markets, changes in prevailing interest rates and factors discussed in the Proxy Statement Supplement of the CRV dated July 10, 1997, and the Proxy Statement/Prospectus dated July 10, 1997. For additional information regarding the Company's business, see the Proxy Statement/Prospectus dated July 10, 1997.